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Exhibit 10.27
INDEMNITY AGREEMENT


This Agreement is made as of 3rd day of April, 1996, between Vertex Industries, Inc. (the Corporation) and Robert T. McLaughlin, Chief Financial Officer and Treasurer of the Corporation (the Officer).

RECITALS


Whereas, Robert T. McLaughlin is currently serving as an Officer of the Corporation at its request and the Corporation wishes the Officer to continue in such capacity, and the Officer is willing, under certain circumstances, to continue in such capacity.

Whereas, the Officer has indicated that he does not regard the indemnities available under the Corporation's by-laws and with no Director's & Officer's liability insurance available, as adequate to protect him against the risks associated with his service to the Corporation, the Officer may not be willing to continue in office in the absence of the benefits accorded to him under this Agreement.

Now, therefore, in order to induce the Officer to continue to serve in that capacity and in consideration for his continued service, the Corporation hereby agrees to indemnify the Officer as follows:

1) The Corporation will pay on behalf of the Officer, and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as an Officer of the Corporation and solely because of his being an Officer. The payments which the Corporation will be obligated to make hereunder shall include, inter alia, damages, judgments, settlements and costs, costs of investigation (excluding salaries of officers or employees of the Corporation) and costs of defense of legal actions, claims of or proceedings and appeals therefrom, and costs of attachment or similar bonds; provided, however, that the Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise make any payments hereunder which it is prohibited by applicable law from paying as indemnity or for any other reason.

2) If a claim under this Agreement is not paid by the Corporation, or on its behalf, within ninety days the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

3) In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Officer, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.
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4)  The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Officer:

{a} for which payment is actually made to the Officer under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

{b} for which the Officer is entitled to indemnity and/or payment by reason of having given notice of any circumstances which might give rise to a claim under any policy of insurance, the terms of which have expired prior to the effective date of this Agreement;

{c} for which the Officer is indemnified by the Corporation otherwise than pursuant to the Agreement;

{d} based upon or attributable to the Officer gaining in fact any personal profit or advantage to which he was not legally entitled;

{e} for an accounting of profits made from the purchase or sale by the Officer of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any state statutory law or common law; or

{f} brought about or contributed to by the dishonesty of the Officer seeking payment hereunder; however, notwithstanding the foregoing, the Officer shall be protected under this Agreement as to any claims upon which suit may be brought against him by reason of any alleged dishonesty on his part, unless a judgment or other final adjudication thereof adverse to the Officer shall establish that he committed (i) acts of active and deliberate dishonesty (ii) with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated.

5) No costs, charges or expenses for which indemnity shall be sought hereunder shall be incurred without the Corporation's consent, which consent shall not be unreasonably withheld.

6) The Officer, as a condition precedent to his right to be indemnified under this Agreement, shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Corporation shall be directed to the Corporation at 23 Carol Street, P.O. Box 996, Clifton, New Jersey 07014, Attention Ronald Byer (or such other address or person as the Corporation shall designate in writing as the Agent). Notice shall be deemed received if sent by registered or certified mail, postage prepaid and properly addressed, the date of such notice being the date three days following the date postmarked. In addition, the Officer shall give the Corporation such information and cooperation as it may reasonably require and as shall be within the Officer's power.
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7) Costs and expenses (including attorneys' fees) incurred by the
Officer in defending or investigating any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Officer shall undertake in writing to repay any such advances in the event that it is ultimately determined that the Officer is not entitled to indemnification under the terms of this agreement. Notwithstanding the foregoing or any other provision of this Agreement, no advance shall be made by the Corporation if a determination is reasonably and promptly made by a majority vote of a quorum of the Board of Directors or (if such a quorum is not obtainable by the President & CEO of Vertex) by independent legal counsel, that, based upon the facts known to the Board of Directors or counsel at the time such determination is made,
(a) the Officer acted in bad faith of deliberately breached his duty to the Corporation or its stockholders, and (b) as a result of such actions by the Officer, it is more likely than not that it will ultimately be determined that the Officer is not entitled to indemnification under the terms of this Agreement.

8) Nothing herein shall be deemed to diminish or otherwise restrict the Officer's right to indemnification under any provision of the certificate of incorporation or by laws of the Corporation or under New Jersey law.

9) This Agreement shall be governed by an construed in accordance with law.

10) This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successors by merger or operation of law) and shall inure to the benefit of the heirs, personal representatives and estate of the Officer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

VERTEX INDUSTRIES, INC.
BY:	s/Ronald C. Byer
          Ronald C. Byer
          President & CEO

OFFICER:
             s/Robert T. McLaughlin
               Robert T. McLaughlin